Exhibit 99.1

SUPREME COURT OF THE STATE OF NEW YORK

COUNTY OF NEW YORK

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CHRISTOPHER CHEN, individually and on
behalf of all others similarly situated,

                                                               Plaintiff,

v.

JON DELUCA, ROY FARMER, CHARLES
MAHONEY, ROBERT LA BLANC, OSKAR
BRECHER, ADAM BRODSKY, TIMOTHY
BRADLEY, MICHAEL LISS, RICHARD
SAYERS, FIBERNET TELECOM GROUP,
INC., ZAYO GROUP, LLC, and ZAYO
MERGER SUB, INC.,

                                                               Defendants.

Index No. 09602134 CIVIL ACTION COMPLAINT
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Plaintiff, by his attorneys, alleges upon information and belief, except for his own acts, which are alleged on knowledge, as follows:

1.         Plaintiff brings this action on behalf of the public stockholders of FiberNet Telecom Group, Inc. (“FiberNet” or the “Company”) against Defendants, FiberNet and its Board of Directors seeking equitable relief for their breaches of fiduciary duty and other violations of state law arising out of their attempt to sell the Company to Defendants Zayo Group, LLC and Zayo Merger Sub, Inc. (collectively “Zayo”) for $11.45 per share in cash for each share of FiberNet common stock by means of an unfair process and without adequate disclosure (the “Proposed Transaction”). The Proposed Transaction is valued at approximately $87 million.

PARTIES

2.         Plaintiff is, and has been at all relevant times, the owner of shares of common stock of FiberNet.

3.         FiberNet is a corporation organized and existing under the laws of the State of Delaware. It maintains its principal corporate offices at 220 West 42nd Street, New York, New York 10036, and provides interconnection services enabling the exchange of voice, video, and data traffic between global networks in the United States. The Company owns and operates integrated co-location facilities and various transport routes in gateway markets of New York/New Jersey, Los Angeles, Chicago, and Miami markets. The Company provides racks, cabinets, and customized caged spaces to deploy networking equipment and establish network points of presence, as well as offers redundant power systems, environmental controls, and security. The Company also provides various transport services, including On-Net Transport, which offers interconnectivity via its optical and electrical transport networks; Off-Net Transport services that provides a single point of contact to order additional network capacity and to manage ongoing network operations; Meet-Me-Room Cross Connections, which is a carrier-class cross connection facility; Hubbing services that consolidates and aggregates traffic by grooming high bandwidth circuits to lower bandwidth circuits for distribution over networks; Ethernet and IP data services, which provide native metro Ethernet transport and Internet access services; and global gateway services through its carrier-grade technology platform that enables communications providers to exchange VoIP traffic.

4.         Defendant Jon DeLuca (“DeLuca”) has been the President, Chief Executive Officer, and a Director of the Company since 2005.

5.         Defendant Robert La Blanc (“La Blanc”) has been a Director of the Company since 2003 and Chairman of the Board since 2008.

6.         Defendant Richard Sayers (“Sayers”) has been Vice Chairman of the Board of the Company since 2004.

7.         Defendant Timonthy Bradley (“Bradley”) has been a Director of the Company since 1999.

8.         Defendant Oskar Brecher (“Brecher”) has been a Director of the Company since 2004.

9.         Defendant Adam Brodsky (“Brodsky”) has been a Director of the Company since 2006.

10.       Defendant Roy Farmer (“Farmer”) has been a Director of the Company since 1999.

11.	Defendant Michael Liss (“Liss”) has been a Director of the Company since 1999.

12.       Defendant Charles Mahoney (“Mahoney”) has been a Director of the Company since 1999.

13.       Defendants referenced in ¶¶ 4 through 12 are collectively referred to as Individual Defendants and/or the FiberNet Board. The Individual Defendants as officers and/or directors of FiberNet, have a fiduciary relationship with Plaintiff and other public shareholders of FiberNet and owe them the highest obligations of good faith, fair dealing, loyalty and due care.

14.       Defendant Zayo is a Delaware limited liability company with its headquarters located at Louisville, Colorado that is a regional provider of telecom services – including bandwidth, voice and managed services – to carrier, enterprise, SME and government customers.

15.       Defendant Zayo Merger Sub, Inc. is a Delaware Corporation wholly owned by Zayo that was created for the purposes of effectuating the Proposed Transaction.

INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIES

16.       By reason of Individual Defendants’ positions with the Company as officers and/or Directors, they are in a fiduciary relationship with Plaintiff and the other public shareholders of FiberNet and owe them, as well as the Company, a duty of highest good faith, fair dealing, loyalty and full, candid and adequate disclosure.

17.       In accordance with their duties of loyalty and good faith, the Individual Defendants, as Directors and/or officers of FiberNet, are obligated to refrain from:

(a)       participating in any transaction where the Directors or officers’ loyalties are divided;

(b)       participating in any transaction where the Directors or officers receive, or are entitled to receive, a personal financial benefit not equally shared by the public shareholders of the corporation; and/or

(c)       unjustly enriching themselves at the expense or to the detriment of the public shareholders.

18.       Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Transaction are knowingly or recklessly violating their fiduciary duties, including their duties of loyalty, good faith and independence owed to Plaintiff and other public shareholders of FiberNet, or are aiding and abetting others in violating those duties.

19.       Defendants also owe the Company’s stockholders a duty of truthfulness, which includes the disclosure of all material facts concerning the Proposed Transaction and, particularly, the fairness of the price offered for the stockholders’ equity interest. Defendants are knowingly or recklessly breaching their fiduciary duties of candor and good faith by failing to disclose all material information concerning the Proposed Transaction, and/or aiding and abetting other Defendants’ breaches.

CONSPIRACY, AIDING AND ABETTING AND CONCERTED ACTION

20.       In committing the wrongful acts alleged herein, each of the Defendants has pursued, or joined in the pursuit of, a common course of conduct, and acted in concert with and conspired with one another, in furtherance of their common plan or design. In addition to the wrongful conduct herein alleged as giving rise to primary liability, the Defendants further aided and abetted and/or assisted each other in breach of their respective duties as herein alleged.

21.       During all relevant times hereto, the Defendants, and each of them, initiated a course of conduct which was designed to and did: (i) permit Zayo to attempt to eliminate the public shareholders’ equity interest in FiberNet pursuant to a defective sales process, and (ii) permit Zayo to buy the Company without adequate disclosure. In furtherance of this plan, conspiracy and course of conduct, Defendants, and each of them, took the actions as set forth herein.

22.       Each of the Defendants herein aided and abetted and rendered substantial assistance in the wrongs complained of herein. In taking such actions, as particularized herein, to substantially assist the commission of the wrongdoing complained of, each Defendant acted with knowledge of the primary wrongdoing, substantially assisted the accomplishment of that wrongdoing, and was aware of his or her overall contribution to, and furtherance of, the wrongdoing. The Defendants’ acts of aiding and abetting included, inter alia, the acts each of them are alleged to have committed in furtherance of the conspiracy, common enterprise and common course of conduct complained of herein.

CLASS ACTION ALLEGATIONS

23.       Plaintiff brings this action on its own behalf and as a class action on behalf of all owners of FiberNet common stock and their successors in interest, except Defendants and their affiliates (the “Class”).

24.	This action is properly maintainable as a class action for the following reasons:

(a)       the Class is so numerous that joinder of all members is impracticable. As of July 10, 2009, FiberNet has approximately 7.67 million shares outstanding.

(b)       questions of law and fact are common to the Class, including, inter alia, the following:

(i)	Have the Individual Defendants breached their fiduciary duties owed by them to Plaintiff and the others members of the Class;
(ii)	Have the Individual Defendants misrepresented and omitted material facts in violation of their fiduciary duties owed by them to Plaintiff and the other members of the Class;
(iii)	Have FiberNet and Zayo aided and abetted the Individual Defendants’ breaches of fiduciary duty; and
(iv)	Is the Class entitled to injunctive relief or damages as a result of Defendants’ wrongful conduct.

(c)       Plaintiff is committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature.

(d)	Plaintiff’s claims are typical of those of the other members of the Class.
(e)	Plaintiff has no interests that are adverse to the Class.

(f)        The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications for individual members of the Class and of establishing incompatible standards of conduct for Defendants.

(g)       Conflicting adjudications for individual members of the Class might as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

SUBSTANTIVE ALLEGATIONS

25.       In a press release dated May 28, 2009, the Company announced that it had entered into a merger agreement with Zayo, stating:

NEW YORK – May 28, 2009 – FiberNet Telecom Group, Inc. (NASDAQ: FTGX) announced today that it has entered into a definitive Agreement and Plan of Merger with Zayo Group, LLC, a regional provider of bandwidth and telecom services to carrier, enterprise and government customers (“Zayo Group”) and Zayo Merger Sub, Inc., a wholly-owned subsidiary of Zayo Group. Each share of FiberNet Telecom Group, Inc. (“FiberNet”) common stock issued and outstanding immediately prior to the effective time of the merger will be entitled to receive $11.45 in cash (subject to potential adjustment under the merger agreement).

The transaction is subject to the approval of FiberNet’s stockholders at a special meeting, FCC and state regulatory approvals, and customary conditions. The transaction is not subject to any financing condition. The Board of Directors of FiberNet approved the agreement and recommended the adoption of the agreement by FiberNet’s stockholders. The transaction is expected to be completed during the third quarter of 2009.

26.       On that same day, the Company filed a Form 8-K with the United States Securities and Exchange Commission (“SEC”) wherein it disclosed the operating Agreement and Plan of Merger for the Proposed Transaction (the “Merger Agreement”). The announcement and filings reveal that the Proposed Transaction is the product of a flawed sales process and is being consummated without adequate disclosure.

THE MATERIALLY MISLEADING AND/OR INCOMPLETE

PROXY STATEMENT

27.       On June 17, 2009, the Company filed the Company filed a Schedule 14A Proxy Statement (the “Proxy”) with the SEC in connection with the Proposed Transaction.

28.       The Proxy fails to provide the Company’s shareholders with material information and/or provides them with materially misleading information thereby rending the shareholders unable to make an informed decision on whether to vote in favor of the Proposed Transaction.

29.       For example, the Proxy completely fails to disclose the underlying methodologies, projections, key inputs and multiples relied upon and observed by Needham & Company, LLC (“Needham”), the Company’s financial advisor, so that shareholders can properly assess the credibility of the various analyses performed by Needham and relied upon by the Board in recommending the Proposed Transaction. In particular, the Proxy is deficient and should provide, inter alia, the following:

(i)	The financial projections and forecasts of the Company relied upon by Needham in rendering its fairness opinion, including the “budget” case and the “downside” case.
(ii)	The criteria utilized by Needham to select the companies and the multiples used in its Selected Company Analysis.
(iii)	The multiples observed for each company in the Selected Company Analysis, or at least which companies correspond to the high, low, and median multiples.
(iv)

The conclusions drawn and/or the implied per share equity range calculated by Needham from the Selected Company Analysis, and how the analysis factored in to the determination that the Proposed Transaction was fair.

(v)	The criteria utilized by Needham to select the transactions and the multiples used in its Selected Transaction Analysis
(vi)	The multiples observed for each transaction in the Selected Transaction Analysis, or at least which transactions correspond to the high, low, and median multiples.
(vii)	The reasons Needham used the “budget” case and “downside case” forecasts in the Selected Company Analysis, and only used the “budget” case in the Selected Transaction Analysis.
(viii)

The conclusions drawn and/or the implied per share equity range calculated by Needham from the Selected Transaction Analysis, and how the analysis factored in to the determination that the Proposed Transaction was fair.

(ix)	The transactions used, the criteria used to select the transactions used, and the conclusions drawn from the Stock Price Premium Analysis.

30.       Further, the Proxy omits material information regarding the financial advisors retained in connection with the Proposed Transaction. Specifically, the Proxy states that Deutsche Bank Securities, Inc. (“Deutsche Bank”) was retained as the Company’s financial advisor to consider strategic alternatives but fails to inform the shareholders (i) the criteria used for selecting Deutsche Bank, (ii) which other investment advisors (if any) were considered, (iii) the amount of fees FiberNet has agreed to pay Deutsche Bank for their services in connection with the Proposed Transaction, (iv) whether the Company considered the fact that Deutsche Bank owned 6.6% of the Company’s shares when hiring them to consider strategic alternatives, and (v) the reasons the Company did not use Deutsche Bank to render a fairness opinion. In addition, the Proxy states that Needham was retained as the Company’s financial advisor to render a fairness opinion but fails to inform the shareholders the criteria used for selecting Needham, which other investment advisors (if any) were considered, and whether Needham or any of its clients have any interest in the Company or Zayo. It is material for shareholders to be informed as to why the Board selected Deutsche Bank and Needham as well as any other financial and economic interests Deutsche Bank and Needham or their clients have in the Proposed Transaction or in the parties involved that could be perceived or create a conflict of interest.

31.       The Proxy also fails to describe material information concerning discussions and negotiations with Zayo. For example, the Proxy fails to disclose

(i)	Whether Zayo was solicited or unsolicited.
(ii)

The “terms of a potential transaction and the process of negotiating a potential transaction” with Zayo that was discussed by FiberNet and Deutsche Bank on April 1, 2009, as well as which members of FiberNet participated in this discussion.

(iii)	The value of the non-binding letter of interest to acquire FiberNet delivered by Zayo on April 15, 2009.
(iv)	The reasons the Board determined on April 15, 2009 to proceed with discussions with Zayo on an exclusive basis.
(v)	The whole range of “financial matters that could potentially impact the pricing for the transaction” that was discussed between

FiberNet and Zayo on May 5, 2009; the members of FiberNet participated in this discussion; and to what extent, if any, did those financial matters impact the price in the Proposed Transaction.

(vi)	The “aggregate price that Zayo Group would pay to consummate the merger” that was discussed by the Board on May 8, 2009.
(vii)	The “proposed adjustments to the purchase price that had been previously discussed” that was presented by Zayo on May 8, 2009.
(viii)	The length of time that the exclusivity arrangement with Zayo was extended to on May 13, 2009.
(ix)	The price per share that Zayo reduced its offer from on May 15, 2009.

32.       In addition, the Proxy fails to provide material disclosures concerning the Go-Shop period that followed the signing of the Merger Agreement., including (i) the criteria used to select the 39 parties that were contacted during this period, (ii) how many of the 39 parties were strategic partners and how many were financial partners, and (iii) the reasons the Company engaged Burnham Hill Partners LLC (“Burnham”) to assist the Company during the Go-Shop period, the criteria used to select Burnham, and whether either Deutsche Bank or Needham assisted the Company during the Go-Shop Period.

33.       The Proxy further neglects to provide shareholders with sufficient information to evaluate the pros and cons associated with the other strategic alternatives available to the Company, other than the sale of the Company, including the pros and cons associated with FiberNet remaining as a stand-alone Company -- information which is vital to shareholders in deciding how to vote regarding the Proposed Transaction. The Proxy states that the Company retained Deutsche Bank to serve as its financial advisor in considering strategic alternatives, but it fails to disclose which strategic alternatives Deutsche Bank considered, and the results of that analysis. In addition, the Proxy fails to provide any information concerning the process and criteria Deutsche Bank utilized, if any, to identify potential partners prior to the execution of the Merger Agreement.

34.       Lastly, the Proxy fails to disclose the terms of the amendments to the Hudson Street Lease and Halsey Street Lease that were executed on May 26, 2009, and May 27, 2009, respectively, and how those amendments impacted Needham’s fairness opinion.

SELF-DEALING

35.       By reason of their positions with FiberNet, the Individual Defendants are in possession of non-public information concerning the financial condition and prospects of FiberNet, and especially the true value and expected increased future value of FiberNet and its assets, which they have not disclosed to FiberNet’s public shareholders. Moreover, despite their duty to maximize shareholder value, the Defendants have clear and material conflicts of interest and are acting to better their own interests at the expense of FiberNet’s public shareholders.

36.       Defendant DeLuca holds stock options (whether vested or not) that will automatically be converted to a right to receive $11.45 for each share subject to such option upon consummation of the Proposed Transaction. As a result of these stock options, Defendant DeLuca will receive a $701,265 cash payment upon consummation of the Proposed Transaction.

37.       In addition, Defendant De Luca entered into a change of control agreement with the Company, which entitles De Luca to payments and benefits of $935,593.20 upon consummation of the Proposed Transaction.

38.       Based on the aforementioned, the Proposed Transaction is wrongful, unfair and harmful to FiberNet’s public shareholders, and represents an effort by Defendants to aggrandize their own financial position and interests at the expense of and to the detriment of Class members. The Proposed Transaction is an attempt to deny Plaintiffs and the other members of the Class their rights while usurping the same for the benefit of defendants on unfair terms.

THE PRECLUSIVE DEAL PROTECTION DEVICES

39.       As part of the Merger Agreement, Defendants agreed to certain onerous and preclusive deal protection devices that operate conjunctively to make the Proposed Transaction a fait d’accompli and ensure that no competing offers will be accepted by the Company.

40.       First, pursuant to Section 6.4(e) of the Merger Agreement, before the Company can accept a superior proposal during the Go-Shop period, it must (i) promptly notify Zayo, in writing, at least four business days before the Board accepts the superior proposal, and (ii) attach to the notice a description of the superior proposal and the identity of the third party making the superior proposal; and (iii) negotiate with Zayo in good faith to make such adjustments to the terms and conditions of the Merger Agreement that the Board determines in good faith to be at least as favorable as the superior proposal. This provision will undoubtedly be a huge obstacle to any competing offers emerging because no potential bidder will waste time and resources to make a competing bid that Zayo can simply match.

41.       In addition, Section 1.1(116) defines a Superior Proposal as a proposal whose “financing terms...is more favorable to the Company’s stockholders” than the Proposed Transaction, thus preventing the Company from accepting an alternative proposal that is meritorious for reasons other than financial superiority.

42.       Moreover, the Merger Agreement includes a $2,721,041 termination fee that in combination will all but ensure that no competing offer will be forthcoming.

43.       Accordingly, Plaintiff seeks injunctive and other equitable relief to prevent the irreparable injury that Company shareholders will continue to suffer absent judicial intervention.

CLAIM FOR RELIEF

COUNT I

Breach of Fiduciary Duty — Failure to Maximize Shareholder Value

(Against All Individual Defendants)

44.	Plaintiff repeats all previous allegations as if set forth in full herein.

45.       As Directors of FiberNet, the Individual Defendants stand in a fiduciary relationship to Plaintiff and the other public stockholders of the Company and owe them the highest fiduciary obligations of loyalty and care. The Individual Defendants’ recommendation of the Proposed Transaction will result in change of control of the Company which imposes heightened fiduciary responsibilities to maximize FiberNet’s value for the benefit of the stockholders and requires enhanced scrutiny by the Court.

46.       As discussed herein, the Individual Defendants have breached their fiduciary duties to FiberNet shareholders by failing to engage in an honest and fair sale process.

47.       As a result of the Individual Defendants’ breaches of their fiduciary duties, Plaintiff and the Class will suffer irreparable injury in that they have not and will not receive their fair portion of the value of FiberNet’s assets and will be prevented from benefiting from a value-maximizing transaction.

48.       Unless enjoined by this Court, the Individual Defendants will continue to breach their fiduciary duties owed to Plaintiff and the Class, and may consummate the Proposed Transaction, to the irreparable harm of the Class.

49.	Plaintiff and the Class have no adequate remedy at law.

COUNT II

Breach of Fiduciary Duty – Disclosure

(Against Individual Defendants)

50.	Plaintiff repeats all previous allegations as if set forth in full herein.

51.       The fiduciary duties of the Individual Defendants in the circumstances of the Proposed Transaction require them to disclose to Plaintiff and the Class all information material to the decisions confronting FiberNet’s shareholders.

52.       As set forth above, the Individual Defendants have breached their fiduciary duty through materially inadequate disclosures and material disclosure omissions.

53.	As a result, Plaintiff and the Class members are being harmed irreparably.
54.	Plaintiff and the Class have no adequate remedy at law.

COUNT III

Aiding and Abetting

(Against FiberNet and Zayo)

55.	Plaintiff repeats all previous allegations as if set forth in full herein.

56.       As alleged in more detail above, FiberNet and Zayo are well aware that the Individual Defendants have not sought to obtain the best available transaction for the Company’s public shareholders. Defendants FiberNet and Zayo aided and abetted the Individual Defendants’ breaches of fiduciary duties.

57.	As a result, Plaintiff and the Class members are being harmed.
58.	Plaintiff and the Class have no adequate remedy at law.

WHEREFORE, Plaintiff demands judgment against Defendants jointly and severally, as follows:

(A)      declaring this action to be a class action and certifying Plaintiff as the Class representatives and their counsel as Class counsel;

(B)	enjoining, preliminarily and permanently, the Proposed Transaction;

(C)      in the event that the transaction is consummated prior to the entry of this Court’s final judgment, rescinding it or awarding Plaintiff and the Class rescissory damages;

(D)      directing that Defendants account to Plaintiff and the other members of the Class for all damages caused by them and account for all profits and any special benefits obtained as a result of their breaches of their fiduciary duties;

(E)       awarding Plaintiff the costs of this action, including a reasonable allowance for the fees and expenses of Plaintiff’s attorneys and experts; and

(F)       granting Plaintiff and the other members of the Class such further relief as the Court deems just and proper.

July 10, 2009

LEVI & KORSINSKY, LLP

/s/ Eduard Korsinsky, Esq.

Eduard Korsinsky, Esq.

Juan E. Monteverde, Esq.

30 Broad Street, 15th Floor

New York, New York 10004

Tel: (212) 363-7500

Fax: (212) 363-7171